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FINAL TRANSCRIPT

Feb. 10. 2009 / 8:00AM, SIRF - Q4 2008 SiRF Technology Holdings Inc. Earnings Conference Call

CORPORATE PARTICIPANTS

Dennis Bencala

SiRF Technology Holdings Inc. - CFO

Dado Banatao

SiRF Technology Holdings Inc. - Executive Chairman of the Board, Acting CEO

Kanwar Chadha

SiRF Technology Holdings Inc. - Founder, Board Member, VP - Marketing

CONFERENCE CALL PARTICIPANTS

Adam Benjamin

Jefferies & Company - Analyst

Nick Gaudois

UBS - Analyst

Jeff Rath

Canaccord Adams - Analyst

PRESENTATION

Operator

Good day and welcome to the SiRF Technology’s conference call to discuss the Q4 2008 financial results and its merger announcement. At this time, all participants are in a listen-only mode. (Operator Instructions). Please note that this call may be recorded. I would now like to turn the call over to Mr. Dennis Bencala.

Dennis Bencala - SiRF Technology Holdings Inc. - CFO

Good morning. This is Dennis Bencala, Chief Financial Officer at SiRF Technology. Welcome to our fourth quarter 2008 earnings conference call and merger announcement. Please see our Q4 earnings release and the merger announcement that were issued earlier today and are also available on SiRF’s website.

Participating on the call today with me will be Dado Banatao, SiRF’s Executive Chairman and Acting Chief Executive Officer, who is joining us internationally; John Quigley and Rob Baxter, vice presidents of engineering; and Kanwar Chadha, our Founder and Vice President of Marketing.

First, Dado will provide an overview of the merger transaction we announced today, then I will take you through the numbers and guidance for our fourth quarter. Finally, Kanwar will provide further details on the strategic benefits of our planned combination with CSR.

But before I began, I need to mention this call will contain certain forward-looking statements which represent the current expectations and beliefs of management of SiRF concerning our financial results and the outlook and the proposed merger of SiRF with CSR, including statements relating to anticipated financial and operating results; cost savings; and other statements, including words such as anticipate, believe, plan, estimate, expect, intend, will, should, may, and other similar expressions.

The forward-looking statements we make in this call, including our projections for Q1 2009, are based on our current expectation, including changes in our organization and strategic product development, and planning and benefits related to these changes, and assessments related to revenue, gross margin, operating expenses, litigation expenses, DSO, tax rate, earnings per share, our product portfolio, and the strength of our Company, among others.

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Feb. 10. 2009 / 8:00AM, SIRF - Q4 2008 SiRF Technology Holdings Inc. Earnings Conference Call

These statements are not guarantees of future results and are subject to a significant number of risks and uncertainties. These risks and uncertainties include the ability to obtain the approval of the transaction by SiRF’s stockholders and CSR’s shareholders; the ability to obtain governmental approvals of the transaction or to satisfy other conditions to the transaction; the ability to realize the expected synergies from the transaction in the amounts or in the timeframe anticipated; the ability to integrate SiRF’s business into those of CSR’s in a timely and cost-effective manner; the combined company’s ability to develop and market a multifunction radio product; weak current economic conditions; and the difficulty in predicting sales, even in the short-term.

Factors affecting the quarterly results of each company — as our sales cycles, price reductions, dependence on and qualification of foundrys, production capacity, uncertainty of demand, customer relationships, our product warranties, the impact of legal proceedings, and the impact of litigation. We ask that you keep these in mind in relying on any such statements of expectations.

Information provided here speaks only as of this date and SiRF disclaims any duties to update the information herein. For a more thorough discussion of the risks to these forward-looking statements are subject, please refer to our press release from earlier today and our periodic reports filed with the SEC, including our current reports on Form 8-K, quarterly reports on Form 10-Q, and annual report on Form 10-K. In particular, we refer you to item 1A, risk factors, of our quarterly report on Form 10-Q for the quarter ended September 27, 2008.

In addition, on this call and in the press release from earlier today, we discuss our financials on both a GAAP and non-GAAP basis. The non-GAAP financial measures included in our press release today and discussed on this call are included with the intention of providing investors a more complete understanding of our operational results and trends, which should only be used in conjunction with results reported in accordance with GAAP numbers.

The non-GAAP financial measures should enable investors to analyze our base financial and operating performance and to facilitate period-to-period comparisons and analysis of operating trends. Non-GAAP measures presented and discussed today or in our release, presentations, and similar documents issued by us exclude such charges as stock compensation, amortization of acquisition-related intangible assets, and certain nonrecurring non-cash impairment charges.

A detailed reconciliation of the adjustments between results calculated using GAAP and non-GAAP has been included in our press release.

Before I get into the details on the quarter, I would like to introduce Dado, who will share his perspectives on our announced merger with CSR.

Dado Banatao - SiRF Technology Holdings Inc. - Executive Chairman of the Board, Acting CEO

This is Dado. Thank you all for joining us on this momentous day for SiRF. I am pleased to announce that SiRF will be merging with CSR in a stock-for-stock deal valued at $2.06 per share for SiRF stockholders. For those of you who are unfamiliar with CSR, CSR is a leading global provider of connectivity solutions, including FM and WiFi technologies. (technical difficulty)

Dennis Bencala - SiRF Technology Holdings Inc. - CFO

It appears Dado is having connectivity problems with his call. Kanwar will continue with the information.

Kanwar Chadha - SiRF Technology Holdings Inc. - Founder, Board Member, VP - Marketing

Just a brief introduction to CSR for those of you who are not familiar with it. They’re a leading global provider of connectivity solutions, including BlueTooth, FM, and WiFi, some of the most important connectivity technologies. CSR silicon and software solutions incorporate fully integrated radio, baseband, and microcontroller elements.

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Feb. 10. 2009 / 8:00AM, SIRF - Q4 2008 SiRF Technology Holdings Inc. Earnings Conference Call

CSR’s customers include industry leaders such as Nokia, Samsung, LG, [FO], RIM, Sony, Garmin, and Fujitsu, amongst others. Our [direction] unites two market and technology leaders in their respective fields, who, together, will be able to deliver a broad portfolio of innovative products that are critical to the rapid evolution of consumer electronics, mobile phones, mobile computers, and automotive devices.

We are excited about the market opportunity, which is being driven by a growing consumer demand for greater functionality in mobile products. Now I would like to turn the discussion over to Dennis to summarize our Q4 financials.

Dennis Bencala - SiRF Technology Holdings Inc. - CFO

Let me briefly summarize our quarterly results. SiRF recorded revenues for the fourth quarter of 2008 of $47.3 million. The fourth quarter 2008 sales breakdown by product platform was slightly less than 60% in automotive, approximately 35% in wireless, and approximately 10% in consumer platforms.

Q4 revenue was comprised of $44.1 million of product sales and approximately $3.2 million of license, royalty, and service fees.

SiRF’s GAAP gross profit for the fourth quarter of 2008 was $19.2 million, or 40.6% of net revenue. Q4 GAAP profit includes stock compensation charges of $0.3 million and amortization of acquisition-related intangible assets of $2.3 million.

SiRF’s non-GAAP gross profit for the fourth quarter of 2008 was $21.8 million, or 46.1% of revenue. Q4 non-GAAP gross profit excludes stock compensation charges of $0.3 million and amortization of acquisition-related intangible assets of $2.3 million. However, the non-GAAP gross margin does include the write-off of excess and obsolete inventory.

SiRF’s GAAP net loss for the fourth quarter 2008 was $17.4 million, or a loss of $0.28 per share — on — on 62.6 million diluted weighted average shares outstanding.

The fourth quarter 2008 net loss includes $9.1 million of stock compensation expense, $3.3 million in amortization of the acquisition-related intangible assets, $2.1 million of restructuring charges, a $0.9 million gain on the spinoff of SiRF Sweden, and $6 million for the release of funds held in escrow in connection with a previous acquisition.

We recorded a non-GAAP net loss for the fourth quarter of 2008 of $9.8 million, or a loss of $0.16 per diluted share. Non-GAAP net loss for the third quarter of fiscal 2008 excludes $9.1 million of stock compensation expense, $3.3 million in amortization of acquisition-related intangible assets, $2.1 million of restructuring charges, a $9 million gain on the spinoff of SiRF Sweden, and $6 million for the release of funds held in escrow in connection with a previous acquisition.

Our GAAP operating expenses were at $43.6 million, down from $46.9 million in Q3 2008, a decrease of $3.3 million.

SiRF had two 10% or greater customers, a direct customer in [Promate], our Taiwanese distributor, which supplied several of our PND customers, as well as other Taiwanese OEMs.

Headcount at the end of the fourth quarter was 571, versus 652 at the end of Q3 2008. The reduction in headcount is the result of the additional reduction in force announced in December and, to a lesser extent, some employee attrition.

Q4 DSO was 32 days, compared to 55 days in Q3. The decrease in DSO is primarily due to robust collections as well as higher sales volume in the beginning of the quarter. Inventory turns in Q4 were at 6.3, down from 6.7 in Q3 as the Company continues to manage its inventory. However, due to sales — lower sales volume, the inventory turns are slightly lower.

SiRF had cash, cash equivalents, and short-term investments of approximately $116 million, as of December 27, 2008, compared to approximately $100 million at September 27, 2008.

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Feb. 10. 2009 / 8:00AM, SIRF - Q4 2008 SiRF Technology Holdings Inc. Earnings Conference Call

The geographic revenue for the quarter by region was Asia-Pacific at 61%, U.S. and the Americas at 20%, Europe at 12%, and the rest of the world at 6%.

Now I’ll turn to our Q1 2009 outlook. Although we have been seeing increasing traction from our newer products, we remain cautious in our outlook due to the prevailing macroeconomic uncertainties.

As a result, we are guiding Q1 revenues in the range of $30 million to $35 million and non-GAAP EPS from a loss of $0.18 to a loss of $0.23, which incorporates — these figures incorporate the quarterly benefits of our previously announced annualized restructuring operating expense reductions of approximately $34 million to 60 — $36 million.

This also assumes an 11% pro forma tax rate for the year. Although we do not provide specific gross margin guidance, we expect our Q1 non-GAAP gross margins to be flat to slightly higher than our Q4 2008 non-GAAP gross margins.

Now I will turn it over to Kanwar to talk about the planned strategic merger with CSR.

Kanwar Chadha - SiRF Technology Holdings Inc. - Founder, Board Member, VP - Marketing

I would like to give you some more details on our merger announcement with CSR. As we said previously, we are bringing together two innovative market leaders — SiRF in the GPS location market and CSR in the BlueTooth connectivity market — to create a global leader in both connectivity and location platforms.

First, let me describe the terms. Our two companies will merge in a stock-for-stock transaction, in which SiRF shareholders will receive 0.741 of a CSR share for each share of SiRF common stock they own.

Based on the closing stock price of CSR on February 9, 2009, this consideration will be equivalent to $2.06 a share of CSR stock for each SiRF share. This represents a premium to SiRF stockholders of approximately 91% over SiRF’s closing stock price on February 9, 2009.

Upon closing of the transaction, SiRF stockholders are expected to own approximately 27% and CSR shareholders are expected to own approximately 73% of the combined Company. The transaction is expected to be tax-free for SiRF’s stockholders.

The Board of Directors of both companies have unanimously approved the transaction, which is expected to close in the second quarter of 2009. We are really excited about this transaction, which we see as an opportunity to win first-mover status and build a fine franchise in wireless connectivity and location in the consumer devices.

At the heart of this transaction is a shared strategic vision for how to deliver what customers are asking for in a cost-effective manner. We expect to grow revenues through a broader product portfolio, cross selling, and the [manage] of our R&D product roadmaps. And we expect to improve margins by eliminating redundancies and realizing economies of scale.

Combining SiRF and CSR’s technologies will enable us to provide one-stop shopping for customers who want world-class multiple connectivity and location technology on a mobile handset, mobile navigation device, mobile Internet device, automotive system, and a broad range of new and exciting consumer electronics products, such as digital cameras and mobile gaming devices.

Together, we can accelerate our strategic plans designed to realize growth opportunities faster than either of us could do on its own, diversify our revenue base, and capitalize on market opportunities to enhance shareholder value.

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Feb. 10. 2009 / 8:00AM, SIRF - Q4 2008 SiRF Technology Holdings Inc. Earnings Conference Call

As you know, SiRF is a world leader in creating technologies that confer location awareness or location intelligence to a wide range of consumer products. We are a leader in the GPS location business with core expertise in GNSS and multifunction system-on-chip location platforms.

CSR is a leading global provider of connectivity solutions, such as BlueTooth, FM, and WiFi. Their BlueCore integrated circuits are used in a broad range of applications, just like ours, including mobile phones, wireless handsets, mobile computers, in-car communication systems, and medical electronic devices.

CSR has launched a range of new and innovative products, such as BlueCore 7, that combines BlueTooth with FM transmitter [in the sleeve], amongst other technologies. BlueTooth low-energy and is [delivering] good excitement in their customer base.

[Music core] is CSR’s innovative and unique BlueTooth-enabled audio system on a chip that enables music forms with hundred dollars of high-quality music playback, plus [revised] BlueTooth functionality.

UniFi is their competitive WiFi technology with extremely low power consumption and industry-leading coexistence. This is generating good customer momentum. And they have just launched the next-generation product in that line.

Both SiRF and CSR in large and growing markets. Each company is seeing growing demand in the market for a combination of mobile connectivity and location technologies. In fact, one of the largest mobile phone providers is saying that the next three to five years, every phone they sell will carry location applications.

In the automotive space, adding hands-free connectivity to BlueTooth and WiFi type of technologies will be increasingly valuable. Laptops, notebooks, mobile gaming, mobile Internet devices are increasingly carrying location technology as well as short-range connectivity capabilities.

And in consumer electronics, more and more devices are adding connectivity as well as location to enhance the user experience. For example, in digital cameras, user experience is significantly enhanced by tagging location of where the photo was taken, in addition to the time stamp. And then, wirelessly transmitting it to computer when you get home and creating a richer album experience.

We serve common markets, but with complementary strength, and this merger anticipates the direction in which our customers and our markets are moving in.

This combination of market leaders will create a global company with significant commercial, operational, and technical scale. We will be uniquely positioned to capitalize on the large and growing multifunction consumer electronics market opportunity, an opportunity that will create a single largest pure-play provider of integrated connectivity and location platforms. And combined, the combination will be one of the top 10 fabless semiconductor companies in the world.

Combining CSR’s impressive product suite and roadmap with SiRF’s leading GPS location products and core expertise in GNSS, as well as our multifunctional SoC location platform, will create a compelling stable of technologies to address our customer needs. As such, we believe that this transaction will significantly enhance competition in the marketplace.

The combined company will have significant R&D resources to deliver a broader portfolio of innovative location and connectivity solutions to our customers. SiRF’s and CSR’s respective teams of industry-leading experts will drive innovation, including the ability to meet significant customer demand for high-performance location and connectivity features on smaller, lower-power chips.

Differentiation and multifunctionality are the key trends in consumer electronics. The trade-off that every customer must make today is the device size and battery life. Location and connectivity are now an integral part of devices that are the [ben] and [awful tart], and by merging with CSR, we will be able to pool our efforts to design chips that combine these two functions seamlessly, taking up less space and using up less power.

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Feb. 10. 2009 / 8:00AM, SIRF - Q4 2008 SiRF Technology Holdings Inc. Earnings Conference Call

Our technology experts are world class and will be a formidable team, and they will continue to support each company’s existing product line, but also be focused on delivery of traditional multifunctional radio chips that combine CSR’s BlueTooth and [others] connectivity capabilities that serve GPS and GNSS technology.

To this direction, we will become first pure-play provider of market-leading location and connectivity solutions. And the market opportunity is huge. At the moment, we estimate that somewhere between 1.5 billion to 2 billion consumer devices per year will benefit by carrying location and connectivity features.

The companies expect that the combination of CSR and SiRF will deliver significant cost savings from gross margin improvement, more efficient R&D, reduced expenses on sales, marketing, and overhead costs. The companies expect that annual cost synergies of at least $35 million can be achieved through steps that can be implemented within 60 days or completion of this transaction.

The combined company is expected to have a strong balance sheet and cash position. At the end of fiscal year 2008, on a pro forma basis, the combined company had $378 million in cash and no bank debt.

Finally, a word about the next steps. The transaction required approval of SiRF and CSR stockholders, SEC registration of CSR’s shares, and other customary regulatory approval. As I said, we expect to close our transaction in second quarter of 2009.

In summary, bringing SiRF and CSR together creates a global leader in connectivity and location platforms, a company with significant economies of scale to capitalize on large, growing multifunction consumer electronics market opportunities.

Culturally, our companies are similar. We have both successfully competed against much larger companies in our respective (technical difficulty) to innovative technologies. And we intend to take advantage of strengths inherent in our combination to take our business to next level and create a more competitive environment in the marketplace.

Our combined roadmap will offer next-generation solutions and the combined company will have ability to meet significant customer demand for high-performance location and connectivity features on a smaller, lower-power, multifunction chip. While creating the single largest provider of integrated connectivity and location platforms, the transaction is expected to provide substantial synergy opportunities and be significantly accretive.

At this time, we will open it up to questions from callers. We ask you please focus your questions on the transaction. As always, if you have any questions regarding earnings, please follow up with Dennis.

QUESTIONS AND ANSWERS

Operator

(Operator Instructions). Adam Benjamin, Jefferies & Company.

Adam Benjamin - Jefferies & Company - Analyst

Congrats on the deal. I’m just curious, as you look this — you look at CSR, and they bought NordNav and CSP a while back. They tried to go a soft GPS route. I know they’ve introduced the BlueCore 7. I’ve talked to many industry folks that have indicated that that’s probably not meeting the specs of the Tier 1s as it relates to GPS.

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Feb. 10. 2009 / 8:00AM, SIRF - Q4 2008 SiRF Technology Holdings Inc. Earnings Conference Call

And so, going forward, they were clearly in search of a hardware solution, and you made sense. But I’m just curious as to how you see that moving forward, specifically, Kanwar, how you integrate the products, how you put them together, how long that takes until you can really bring a product to market and start thinking about getting design wins from there.

Kanwar Chadha - SiRF Technology Holdings Inc. - Founder, Board Member, VP - Marketing

Thanks for the question. As we said, our customers are really looking for market-proven leading-edge solutions as they move toward these multifunction radio environments. These are very important developments in the marketplace. And by combining the best-in-class GPS with best-in-class BlueTooth, FM, and other connectivity elements, we believe the combination can deliver much stronger product lines than either of us could’ve delivered individually.

So we think the combination creates a more powerful platform for our customers.

The integration itself will, obviously, happen in two to three phases. The Phase I will be more looking at an architectural level, and trying to combine better — with our existing products, a more complete solution for our customers. In Phase II, we could take advantage of some interesting packaging technologies. And obviously, in Phase III, you could deliver more integrated single-die type of product.

So we would have — [paddle] our efforts to make sure that we can deliver what the market needs in a timely manner. And we expect to start generating revenue synergies even before a fully-developed combo product is delivered.

Adam Benjamin - Jefferies & Company - Analyst

Just to get more specific, given the design cycles for the Tier 1s in terms of handsets, the ones — the timing there will be quite some time. And so, I’m just trying to get a better understanding. Are you missing the window here for connectivity, and giving the leaders, say, Broadcom, NTI, a big opportunity and creating lag time for you that doesn’t play out for a couple years from now?

Kanwar Chadha - SiRF Technology Holdings Inc. - Founder, Board Member, VP - Marketing

We do not believe so. I think what our customers are looking for is really the best-in-class functions. And whether you package them together in whatever fashion, as long as you deliver the performance they need at the price point they expect this technology to be delivered, we believe we are going to be very competitive in the marketplace.

The important thing is really having the best-in-class elements and how you integrate them together. Customers have to see the roadmap. Once they see the roadmap and once they see that you have the best-in-class functions, there are many interesting ways of delivering it to them, rather than just putting everything in single die. Because, keep in mind, single-die solutions are, in many cases, compromising one function over another. And our strategy is to really deliver solutions which are multifunction but don’t compromise on performance of any of the functions involved.

Adam Benjamin - Jefferies & Company - Analyst

One last question. Obviously, the elephant in the room is the litigation that’s been ongoing with Broadcom. Any update there? Any settlement that was reached ahead of this acquisition?

Kanwar Chadha - SiRF Technology Holdings Inc. - Founder, Board Member, VP - Marketing

No.

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Feb. 10. 2009 / 8:00AM, SIRF - Q4 2008 SiRF Technology Holdings Inc. Earnings Conference Call

Adam Benjamin - Jefferies & Company - Analyst

So is there any more color to give there in terms of what your approach is, going forward, and whether there are any negotiations ongoing with Broadcom, and how that will impact the combined entity?

Kanwar Chadha - SiRF Technology Holdings Inc. - Founder, Board Member, VP - Marketing

Our approach has always been to address the issue, to make sure that our customers are taking care of, and that approach really does not change. If anything, the combination will make sure that we deliver to the customer in a more efficient manner.

Adam Benjamin - Jefferies & Company - Analyst

That’s all I have. Good luck.

Operator

(Operator Instructions). Nick Gaudois, UBS.

Nick Gaudois - UBS - Analyst

Good morning. Just clarification, did you provide Q1 ‘09 guidance? If you did, I apologize. I went to the call a bit late.

Dennis Bencala - SiRF Technology Holdings Inc. - CFO

Our guidance for Q1 on the revenue side was $30 million to $35 million.

Nick Gaudois - UBS - Analyst

Excellent. And a gross margin, flat to slightly up, basically.

Dennis Bencala - SiRF Technology Holdings Inc. - CFO

Correct.

Nick Gaudois - UBS - Analyst

Thanks very much for that. Just — a similar question was on the cost reductions. $35 million SiRF specific prior to M&A cost synergies — could you give us a little bit more detail on where this is coming from, please?

Dennis Bencala - SiRF Technology Holdings Inc. - CFO

Yes, as you know, in the last two quarters, we’ve announced several cost-reduction programs. We did have a reduction in force. We have closed a couple of offices. So SiRF has been working on operating expense reduction plan for the entire 2009. The reductions in expenses really come across the board from all of the areas, and as I also mentioned, our current headcount is at 571, and we’re right on plan in terms of our headcount reductions that also result in operating expense reductions.

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Feb. 10. 2009 / 8:00AM, SIRF - Q4 2008 SiRF Technology Holdings Inc. Earnings Conference Call

Nick Gaudois - UBS - Analyst

Great. Last question, if you could — in the framework of a merger, if you could maybe share with us a little bit of feedback you may have received from your key customers. I’m assuming you reach out to them in this process.

Kanwar Chadha - SiRF Technology Holdings Inc. - Founder, Board Member, VP - Marketing

While we can’t really comment on any specific customers, in general, this transaction to a certain extent is driven by what we see are customers’ anticipated needs, and we expect that the customers are going to look at it quite favorably. It gives them —world-class supplier of multifunction technologies they need, and also enhances the competitive environment in the marketplace.

Nick Gaudois - UBS - Analyst

Thank you.

Operator

(Operator Instructions). Jeff Rath, Canaccord Adams.

Jeff Rath - Canaccord Adams - Analyst

Congrats. I’m going to ask the question — I don’t know if you care to comment. Can you give us any details around the transaction, the process? Were there other parties involved? Is there any kind of a break fee or shareholder lockup at this point? Any color you can provide to the transaction. Thank you.

Kanwar Chadha - SiRF Technology Holdings Inc. - Founder, Board Member, VP - Marketing

The merger agreement follows the customary conditions. So there is really nothing [excitable] about that. We will report filing it, and the details of the process and everything will be made available in the proxy statement.

Jeff Rath - Canaccord Adams - Analyst

When do you expect that proxy statement to be filed?

Kanwar Chadha - SiRF Technology Holdings Inc. - Founder, Board Member, VP - Marketing

It’s probably four to five weeks.

Dennis Bencala - SiRF Technology Holdings Inc. - CFO

Four to five weeks, yes.

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Feb. 10. 2009 / 8:00AM, SIRF - Q4 2008 SiRF Technology Holdings Inc. Earnings Conference Call

Jeff Rath - Canaccord Adams - Analyst

Can you give us any color at this point if there was a more comprehensive merger process, or was this just a negotiation between two companies?

Kanwar Chadha - SiRF Technology Holdings Inc. - Founder, Board Member, VP - Marketing

This deal was really driven by what we considered the strategic needs of the marketplace. We have been looking at marketplace, both companies, and as you know, SiRF has talked about the need to have stand-alone location platform, multifunction SoC location platform, and multifunction radio platform. And so has the CSR. They’ve talked a lot about their connectivity center.

So the approach is complementary, the customer base is common, and market growth opportunities are really large. So, by combining these two companies, we believe that our shareholders from both sides will actually — their value will be enhanced for both of them. As some of the detail of the process and everything, those really will come with the proper filing with SEC.

Jeff Rath - Canaccord Adams - Analyst

Thank you. That’s it.

Operator

It appears that we have no further questions at this time. I’ll turn the call over to Mr. Bencala once more.

Kanwar Chadha - SiRF Technology Holdings Inc. - Founder, Board Member, VP - Marketing

Actually, this is Kanwar. I’m very excited about this transaction. And the huge opportunities it makes possible. The combination of SiRF and CSR unites two companies with a shared market vision, that share a strong commitment to innovation, to our customers, shareholders, and employees.

I would like to express my thanks to SiRF employees for all the hard work they have done up to this point. This transaction is a testament to them.

CSR is the right partner to create additional growth opportunities for our combined company, and we believe that both our companies will benefit significantly by being part of a larger, dynamic, and growing organization. We look forward to working with the CSR team to ensure an effective and seamless transition.

Unidentified Company Representative

That concludes today’s call. Thank you for participating.

FORWARD LOOKING STATEMENTS

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 which represent the current expectations and beliefs of management of SiRF Technology Holdings, Inc. (“SiRF”) concerning the proposed merger of SiRF with SiRF Acquisition Sub, Inc., a direct, wholly-owned subsidiary of CSR (“CSR”) (the “merger”) and other future events and their potential effects on SiRF, including, but not limited to, statements relating to anticipated financial and operating results, the companies’ plans, objectives, expectations and intentions, cost savings and other statements, including words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “will,” “should,” “may,” and other similar expressions. Such statements are based upon the current beliefs and expectations of our management, are not guarantees of future results and are subject to a significant number of risks and uncertainties. Actual results may differ materially from the results anticipated in these forward looking statements. The risks and uncertainties we face include, without limitation: the ability to obtain the approval of the transaction by SiRF’s stockholders and CSR’s shareholders; the ability to obtain governmental approvals of the transaction or to satisfy other conditions to the transaction on the proposed terms and timeframe; the possibility that the merger does not close when expected or at all, or that the companies may be required to modify aspects of the merger to achieve regulatory approval; the ability to realize the expected cost and revenue synergies from the transaction in the amounts or in the timeframe anticipated; the ability to integrate SiRF’s businesses into those of CSR in a timely and cost-efficient manner; the development of the markets for SiRF’s and CSR’s products, the combined company’s ability to develop and market a multifunction radio product containing our GPS-based location technology and CSR’s Bluetooth technology in a timely fashion; weak current economic conditions, uncertain future economic conditions and the difficulty in predicting sales, even in the short-term; factors affecting the quarterly results of SiRF, CSR and the combined Company, sales cycles, price reductions, dependence on and qualification of foundries to manufacture the products of SiRF, CSR and the combined company, production capacity, the ability to adequately forecast demand, customer relationships, the ability of SiRF, CSR and the combined company to compete successfully, our product warranties, the impact of legal proceedings, the impact of the intellectual property indemnification practices of SiRF, CSR and the combined company; and other risks and uncertainties, including those detailed from time to time in our periodic reports filed with the Securities and Exchange Commission, including our Current Reports on Form 8-K, Quarterly Reports on Form 10-Q and Annual Report on Form 10-K. In particular, we refer you to “Item 1A. RISK FACTORS” of our Quarterly Report on Form 10-Q for the quarter ended September 27, 2008 filed with the Securities and Exchange Commission, for additional information regarding the risks and uncertainties discussed above as well as additional risks and uncertainties that may affect our actual results. The forward-looking statements in this communication are qualified by these risk factors. Each statement speaks only as of the date of this communication (or any earlier date indicated in this communication) and SiRF undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances. Investors, potential investors and others should give careful consideration to these risks and uncertainties.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

This communication may be deemed to be solicitation material in respect of the proposed merger transaction involving SiRF and CSR. In connection with the proposed merger, CSR intends to file with the Securities and Exchange Commission (“SEC”) a Registration Statement on Form F-4 containing a proxy statement/prospectus for the stockholders of SiRF and each of SiRF and CSR plan to file other documents with the SEC regarding the proposed merger transaction. The definitive proxy statement/prospectus will be mailed to stockholders of SiRF. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, SIRF’S STOCKHOLDERS AND INVESTORS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS FILED WITH

THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. THIS ANNOUNCEMENT DOES NOT CONSTITUTE, OR FORM PART OF, AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES. Investors and stockholders will be able to obtain, without charge, a copy of the proxy statement/prospectus, as well as other relevant documents containing important information about SiRF and CSR at the SEC’s website (http://www.sec.gov) once such documents are filed with the SEC. SiRF’s stockholders will also be able to obtain, without charge, a copy of the proxy statement/prospectus and other relevant documents when they become available by directing a request by mail or telephone to SiRF, 217 Devcon Drive, San Jose, CA, 95112-4211, Attention: Investor Relations, +1 (408) 392-8480 or CSR, Unit 400, Cambridge Science Park, Milton Road, Cambridge, CB4-0WH, United Kingdom, Attention: Investor Relations, +44 (0) 1223 692 000.

SiRF and its directors and executive officers, CSR and its directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies from SiRF’s stockholders with respect to the proposed merger. Information about SiRF’s directors and executive officers and their ownership of SiRF’s common stock is set forth in SiRF’s annual report on Form 10-K for the fiscal year ended December 31, 2007 and SiRF’s revised proxy statement for its 2008 annual meeting of stockholders, which was filed with the SEC on Schedule 14A on July 3, 2008. SiRF has been informed by CSR that none of CSR’s directors and executive officers holds any direct or indirect interests in SiRF. Stockholders may obtain additional information regarding the interests of SiRF and its directors and executive officers and CSR and its directors and executive officers in the proposed merger, which may be different than those of SiRF’s stockholders generally, by reading the proxy statement/prospectus and other relevant documents regarding the proposed merger, when filed with the SEC.